Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 17, 2021

NextNav Inc.

1775 Tysons Blvd., 5th Floor

McLean, Virginia 22102

Ladies and Gentlemen:

We are acting as counsel to NextNav Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (A) the issuance by the Company of up to 13,320,133 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share of the Company (“Common Stock”), upon exercise of a like number of warrants of the Company (each, a “Warrant”), each exercisable for one share of Common Stock and (B) the resale, from time to time, by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto (the “Prospectus”) or their permitted transferees of up to an aggregate of (i) 95,816,105 shares of Common Stock (the “Resale Shares”), consisting of (x) the Warrant Shares and (y) 82,495,972 shares of Common Stock currently held by certain selling stockholders and (ii) 9,000,000 Warrants of certain selling stockholders (the “Registered Warrants”), each as described in the Prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

NextNav Inc.	-2 -	November 17, 2021

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(A)	The Resale Shares (other than the Warrant Shares) have been duly authorized and are validly issued, fully paid, and nonassessable.

(B)	The Warrant Shares have been duly authorized and, following (i) the exercise of the Warrants in accordance with their terms, (ii) the receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants, and (iii) the issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

(C)	The Registered Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP